Exhibit 5.1

[S&C Letterhead]

April 24, 2025

Fiserv, Inc.,

600 N. Vel R. Phillips Avenue

Milwaukee, Wisconsin 53203.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities (the “Debt Securities”) of Fiserv Funding Unlimited Company, an Irish private unlimited company (“Fiserv Funding”), and the related guarantees (the “Guarantees” and, together with the Debt Securities, the “Securities”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission on February 22, 2024 (as amended by the Post-Effective Amendment, the “Registration Statement”) has become effective under the Act, the indenture relating to the Securities (the “Indenture”) has been duly authorized, executed and delivered by the parties thereto, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Fiserv Funding or Fiserv, Inc. (the “Company”), as applicable, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Fiserv Funding or the Company, as applicable, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, such Securities will constitute valid and legally binding obligations of Fiserv Funding or the Company as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

Fiserv, Inc.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that (i) Fiserv Funding is an existing private unlimited company with share capital incorporated under the laws of the Republic of Ireland and the Company is an existing corporation in good standing under Wisconsin law, (ii) the Indenture or any applicable governing instrument or agreement under which any Securities are to be issued, will have been, prior to the issuance of any Securities thereunder, duly authorized, executed and delivered by the parties thereto and (iii) at or prior to their issuance, the Securities will have been duly authorized, executed and delivered by Fiserv Funding and the Company. With respect to all matters of the laws of the State of Wisconsin, we note that you have received an opinion dated April 24, 2025, of Eric Nelson, the Company’s SVP ,General Counsel and Secretary, with respect to all matters of the laws of the Republic of Ireland, we note that you have received an opinion dated April 24, 2025, of DLA Piper Ireland LLP, and with respect to all matters relating to the securities registered by the Registration Statement other than the Securities, we note that you have received an opinion, dated February 22, 2024, of Foley & Larder LLP.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

We have relied as to certain factual matters on information obtained from public officials, officers of Fiserv Funding and the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus relating to the Securities, dated April 24, 2025. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP